Exhibit 10.1

AMENDMENT

TO THE

AMENDED AND RESTATED – 2022 EQUITY INCENTIVE PLAN

WHEREAS, SHF Holdings, Inc. (the “Company”) established the Amend and Restated - 2022 Equity Incentive Plan (as amended, the “2022 Plan”) to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders;

WHEREAS, there are currently 52,325 shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), authorized for issuance under the 2022 Plan;

WHEREAS, the Company desires to amend the 2022 Plan to increase the amount of Common Stock authorized for issuance under the 2022 Plan such that in the event of a transaction that results in the issuance of Common Stock or convertible instruments equal to 10% or more of the total outstanding shares of Common Stock and each calendar year, the number of shares available under the plan is equal to 15% of the total outstanding shares of Common Stock as of the last day of the prior calendar year (the “Equity Incentive Plan Amendment”); and

WHEREAS, Section 15(l) of the 2022 Plan permits the Company’s Board to alter or amend the 2022 Plan or any part thereof from time to time, subject to approval by the Company’s stockholders, as applicable.

NOW THEREFORE, the 2022 Plan is hereby amended as set forth below:

1. Section 5(a) of the 2022 Plan is hereby amended in its entirety and replaced as follows:

“(a) Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be 626,749 Shares; provided however, total number of Common Shares that may be issued, under the Plan will automatically increase upon the occurrence of a Dilution Event and on the first trading day of each calendar year, beginning with calendar year 2026, by such number of shares of Common Stock necessary to make the total shares of Common Stock authorized under the Plan shall equal fifteen percent (15%) of the total outstanding shares of Common Stock on the last day of the prior calendar year (subject to a maximum annual increase of 50,000 shares of Common Stock). Notwithstanding the automatic annual increase set forth above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the stipulated percentage.”

2. Appendix A of the 2022 Plan is hereby amended by inserting the following definition in the appropriate alphabetical order:

““Dilution Event” means a transaction resulting in the issuance of Common Stock or convertible instruments equal to 10% or more of the total outstanding shares of Common Stock.”

3. In all other respects, the provisions of the 2022 Plan shall remain in full force and effect.

4. Capitalized terms used but not otherwise defined in this Equity Incentive Plan Amendment shall have the meanings ascribed to them in the 2022 Plan.